As filed with the Securities and Exchange Commission on September 29, 2011
Registration Nos. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST PACTRUST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	04-3639825
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

610 Bay Boulevard Chula Vista, California 91910 (619) 691-1519
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marangal I. Domingo Executive Vice President and Chief Financial Officer First PacTrust Bancorp, Inc. 610 Bay Boulevard Chula Vista, California 91910 (619) 691-1519
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of communications to:
Martin L. Meyrowitz, P.C. Craig M. Scheer, P.C. Silver, Freedman & Taff, L.L.P. 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500 (202) 337-5502 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[__]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [__]
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [__]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [__]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Senior Non-Cumulative Perpetual Preferred Stock, Series A	32,000 shares	$1,000.00(1)	$32,000,000	$3,716
Depositary Shares(2)	---	---	---	---
Total			$32,000,000	$3,716

(1)
Represents the liquidation preference amount per share of the preferred stock being registered for resale (the “Series A Preferred Stock”), which we sold to the United States Department of the Treasury (“Treasury”) pursuant to Treasury’s Small Business Lending Fund program.

(2)
In the event Treasury requests that we deposit the shares of Series A Preferred Stock with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional shares of the Series A Preferred Stock may be sold pursuant to this registration statement in lieu of whole shares of Series A Preferred Stock.

_____________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated September 28, 2011

PROSPECTUS

32,000 Shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A,
Liquidation Preference Amount $1,000 per Share
(or Depositary Shares Evidencing Fractional Interests in Such Shares)

This prospectus relates to 32,000 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount $1,000 per share, or, in the event such shares are deposited with a depositary as described in this prospectus, depositary shares evidencing fractional interests in such shares.  The shares of the Series A Preferred Stock were issued by us on August 30, 2011 to the United States Department of the Treasury as part of Treasury’s Small Business Lending Fund program in a private placement exempt from the registration requirements of the Securities Act of 1933.

The selling securityholders who may sell or otherwise dispose of the securities offered by this prospectus include Treasury and any other holders of the securities covered by this prospectus to whom Treasury has transferred its registration rights in accordance with the terms of the securities purchase agreement between us and Treasury.  The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any.   We will not receive any proceeds from the sale of securities by the selling securityholders.

The Series A Preferred Stock is not currently listed on any established securities exchange or quotation system and we do not intend to seek such a listing for these securities.

_______________

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
_______________

Investing in the securities offered by this prospectus involves risks.  See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______     , 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process.  Under this process, the selling securityholders may from time to time sell or otherwise dispose of the securities described in this prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

All references in this prospectus to “we,” “us,” “our” or similar references mean First PacTrust Bancorp, Inc. and its consolidated subsidiaries and all references in this prospectus to “First PacTrust Bancorp” mean First PacTrust Bancorp, Inc. excluding its subsidiaries, in each case unless otherwise expressly stated or the context otherwise requires.  When we refer to “Pacific Trust Bank” in this prospectus, we mean our subsidiary, Pacific Trust Bank, a federal savings bank.  We sometimes refer to Pacific Trust Bank as the “Bank.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room.  Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically supersede this information.  We incorporate by reference the documents listed below and any documents we file with the SEC after the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, and before the date that the offering of securities by means of this prospectus is completed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•
our Annual Report on Form 10-K for the year ended December 31, 2010, including the information we incorporated by reference in our Form 10-K from our definitive proxy statement for our 2011 Annual Meeting of Stockholders (filed on April 25, 2011);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011; and

•
our Current Reports on Form 8-K filed on January 5, 2011, January 27, 2011, February 24, 2011, February 25, 2011, February 28, 2011, March 4, 2011, March 23, 2011, May 2, 2011, May 3, 2011, May 10, 2011, May 12, 2011, May 26, 2011 (two reports), May 31, 2011 (two reports), June 6, 2011, June 9, 2011, June 17, 2011, June 22, 2011, June 23, 2011, June 28, 2011, July 27, 2011, August 11, 2011, August 24, 2011, August 30, 2011, August 31, 2011, September 2, 2011, September 8, 2011 and September 26, 2011.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at Investor Relations, First PacTrust Bancorp, Inc., 610 Bay Boulevard, Chula Vista, California  91910, telephone: (619) 691-1519.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act.

Forward-looking statements, which are based on certain assumptions and describe our future goals, plans, strategies, and expectations, are generally identified by use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.  Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain, and we can give no assurance that our plans, intentions or expectations will be achieved or realized.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus or any document incorporated by reference. Important factors that could cause actual results to differ materially from our forward-looking statements include, but are not limited to, the following:

•
expected cost savings, synergies and other benefits from our merger and acquisition activities, including our pending acquisitions of Gateway Bancorp and Beach Business Bank, might not be realized within the anticipated time frames or at all, might result in goodwill charges and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;

•	continuation or worsening of current recessionary conditions, as well as continued turmoil in the financial markets;

•
the credit risks of lending activities, which may be affected by further deterioration in the real estate markets, may lead to increased loan delinquencies, losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our loan loss reserves;

•	the quality and composition of our securities portfolio;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, and the relative differences between short- and long-term interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in commercial and residential real estate values in our market area;

•
results of examinations of us by regulatory authorities, including the Bank’s compliance with the memorandum of understanding it entered into with its regulator, and the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down asset values, increase our capital levels, or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•	legislative or regulatory changes that adversely affect our business, including changes in the interpretation of regulatory capital or other rules;

•	our ability to control operating costs and expenses;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges;

•	errors in our estimates in determining fair value of certain of our assets, which may result in significant declines in valuation;

•	the network and computer systems on which we depend could fail or experience a security breach;

•	our ability to attract and retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and saving habits;

•	adverse changes in the securities markets;

•	earthquake, fire or other natural disasters affecting the condition of real estate collateral;

•	the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions;

•	inability of key third-party providers to perform their obligations to us;

•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board or their application to our business or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

•	war or terrorist activities; and

•
other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus and the incorporated documents.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and in the incorporated documents.  The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

v

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “Incorporation of Certain Documents by Reference.”

First PacTrust Bancorp, Inc.

    First PacTrust Bancorp is a savings and loan holding company incorporated in the State of Maryland. We are primarily engaged in the business of planning, directing and coordinating the business activities of our wholly owned subsidiary, Pacific Trust Bank, a federal savings bank. We are a community-oriented financial institution headquartered in Chula Vista, California, a suburb of San Diego, California, and offer a variety of financial services to meet the needs of the communities we serve.

    Our principal business consists of attracting retail deposits from the general public and investing these funds primarily in permanent loans secured by first mortgages on owner-occupied, one-to four- family residences and a variety of consumer loans. We also originate loans secured by multi-family and commercial real estate and commercial business loans. First PacTrust Bancorp is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and Pacific Trust Bank is subject to regulation by the Office of the Comptroller of the Currency (the “OCC”) and the Federal Deposit Insurance Corporation (the “FDIC”).  As of June 30, 2011, we had total consolidated assets of $882.3 million, total net loans of $671.9 million, total deposits of $685.9 million and total stockholders’ equity of $160.5 million

    Our principal executive offices are located at 610 Bay Boulevard, Chula Vista, California 91910. Our telephone number is (619) 691-1519.

Securities Being Offered

    On August 30, 2011, pursuant to the Small Business Lending Fund (“SBLF”) program of the United States Department of the Treasury (“Treasury”), we sold to Treasury 32,000 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), liquidation preference amount $1,000 per share, for an aggregate purchase price of $32.0 million.  The issuance of the Series A Preferred Stock was completed in a private placement to Treasury exempt from the registration requirements of the Securities Act.  We were required under the terms of the related securities purchase agreement between us and Treasury to register for resale the shares of the Series A Preferred Stock.  This registration includes depositary shares, representing fractional interests in the Series A Preferred Stock, which may be resold pursuant to this prospectus in lieu of whole shares of Series A Preferred Stock in the event Treasury requests that we deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the securities purchase agreement.  See “Description of Depositary Shares.”  The terms of the Series A Preferred Stock are described under “Description of Series A Preferred Stock.”  The securities purchase agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on August 30, 2011, which report is incorporated into this prospectus by reference.  See “Incorporation of Certain Documents By Reference.”

RISK FACTORS

An investment in our securities is subject to certain risks. You should carefully review the following risk factors and other information contained in this prospectus and the documents incorporated by reference before deciding whether an investment in our securities is suited to your particular circumstances.  The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the value of our securities could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Relating to Our Business and Operating Environment

Our business strategy includes significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

We intend to pursue an organic and acquisition growth strategy for our business.  We regularly evaluate potential acquisitions and expansion opportunities.  If appropriate opportunities present themselves, we expect to engage in selected acquisitions of financial institutions, branch acquisitions and other business growth initiatives or undertakings.  There can be no assurance that we will successfully identify appropriate opportunities, that we will be able to negotiate or finance such activities or that such activities, if undertaken, will be successful.

There are risks associated with our growth strategy. To the extent that we grow through acquisitions, we cannot ensure that we will be able to adequately or profitably manage this growth. Acquiring other banks, branches or other assets, as well as other expansion activities, involves various risks including the risks of incorrectly assessing the credit quality of acquired assets, encountering greater than expected costs of integrating acquired banks or branches into the Bank, the risk of loss of customers and/or employees of the acquired institution or branch, executing cost savings measures, not achieving revenue enhancements and otherwise not realizing the transaction’s anticipated benefits. Our ability to address these matters successfully cannot be assured. In addition, our strategic efforts may divert resources or management’s attention from ongoing business operations and may subject us to additional regulatory scrutiny.

Our growth initiatives may also require us to recruit experienced personnel to assist in such initiatives. Accordingly, the failure to identify and retain such personnel would place significant limitations on our ability to successfully execute our growth strategy.  In addition, to the extent we expand our lending beyond our current market areas, we could incur additional risks related to those new market areas.  We may not be able to expand our market presence in our existing market areas or successfully enter new markets.

If we do not successfully execute our acquisition growth plan, it could adversely affect our business, financial condition, results of operations, reputation and growth prospects. In addition, if we were to conclude that the value of an acquired business had decreased and that the related goodwill had been impaired, that conclusion would result in an impairment of goodwill charge to us, which would adversely affect our results of operations. While we believe we will have the executive management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth.

We may fail to realize all of the anticipated benefits of our pending acquisitions of Gateway Bancorp and Beach Business Bank.

On June 3, 2011, we entered into a definitive agreement to acquire all of the outstanding stock of Gateway Bancorp, the holding company for Gateway Business Bank.  The closing of the transaction is subject to the satisfaction of certain conditions, including the receipt of all necessary or advisable regulatory approvals.  On August 31, 2011, we entered into a definitive agreement to acquire Beach Business Bank.  The closing of the transaction is subject to the satisfaction of certain conditions, including the receipt of regulatory approval and approval by the stockholders of Beach Business Bank. No assurance can be given as to when or whether the approvals needed for these two transactions will be received.

The success of our pending acquisitions of Gateway Bancorp and Beach Business Bank will depend on, among other things, our ability to realize anticipated cost savings and to combine the businesses of Pacific Trust Bank and each of Gateway Business Bank and Beach Business Bank in a manner that does not materially disrupt existing customer relationships or result in decreased revenues from our respective customers. If we are not able to successfully achieve these objectives, the anticipated benefits of the acquisitions may not be realized fully or at all or may take longer to realize than expected.

Pacific Trust Bank, Gateway Business Bank and Beach Business Bank have operated and, until the completion of the merger of each of Gateway Business Bank and Beach Business Bank with Pacific Trust Bank, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each institution’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers, depositors and employees or to achieve the anticipated benefits of the acquisitions.  Integration efforts between the institutions will also divert management attention and resources. These integration matters could have an adverse effect on us following completion of the acquisitions.

One of the anticipated benefits of the Gateway Bancorp acquisition is the diversification of our revenue stream through non-interest income realized from the mortgage banking operations of Mission Hills Mortgage Bankers, a division of Gateway Business Bank.  Most of the revenues generated by Mission Hills come from gains on the sale of single-family mortgage loans pursuant to programs currently offered by Fannie Mae, Freddie Mac and investors other than government sponsored enterprises on a servicing-released basis. These entities account for a substantial portion of the secondary market in residential mortgage loans. Any future changes in these programs, reduction in number of entities to sell to, eligibility to participate in such programs, the criteria for loans to be accepted or laws that significantly affect the activity of such entities could, in turn, materially reduce the revenues generated by Mission Hills. Further, in a rising or higher interest rate environment, originations of mortgage loans may decrease, resulting in fewer loans that are available to be sold to investors. This would result in a decrease in mortgage banking revenues and a corresponding decrease in our non-interest income following the Gateway Bancorp acquisition.  Our post-acquisition results of operations also will be affected by the amount of non-interest expense associated with mortgage banking activities, such as salaries and employee benefits, occupancy, equipment and data processing expense and other operating costs. During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in loan originations.

The Bank is subject to a regulatory memorandum of understanding, which imposes certain requirements and restrictions on the Bank.

In August 2009, the Bank entered into a memorandum of understanding (the “MOU”) with the Office of Thrift Supervision (the “OTS”)(which was succeeded by the OCC as the Bank’s primary regulator effective July 21, 2011) to address certain concerns of the OTS following its examination of the Bank.  The MOU requires the Bank to: (i) submit a three-year business plan to the OTS and provide to the OTS quarterly variance reports of the Bank’s compliance with that plan; (ii) submit a non-traditional mortgage analysis plan to the OTS designed to ensure compliance with applicable regulatory guidance concerning the risks of that loan product type; (iii) adopt a concentrations risk management policy addressing concentration risks for loan types other than conforming single family residential loans and for all funding sources; (iv) submit a plan to the OTS to ensure the Bank’s allowance for loan loss methodology is consistent with regulatory requirements and guidance and that the allowance is adequate at each quarter end; (v) adopt a pre-purchase analysis procedure that requires full documentation of all factors and research considered by management prior to the purchase of complex securities; (vi) provide the OTS with quarterly updates of problem assets; and (vii) refrain from increasing the dollar amount of brokered deposits above the amount held by the Bank as of June 30, 2009, excluding interest credited, without the prior written non-objection of the OTS.

The Bank believes it is currently in full compliance with the MOU but will remain subject to the MOU until such time as all or any portion of the MOU has been modified, suspended or terminated by the Bank’s regulator.  Failure by the Bank to comply fully with the terms of the MOU or any of the plans or policies adopted by the Bank pursuant to the MOU could result in further regulatory action against the Bank.

Our financial condition and results of operations are dependent on the economy, particularly in the Bank’s market area. The current economic conditions in the market areas we serve may continue to impact our earnings adversely and could increase the credit risk of our loan portfolio.

Our primary market area is concentrated in the greater San Diego market area. Adverse economic conditions in that market area can reduce our rate of growth, affect our customers’ ability to repay loans and adversely impact our financial condition and earnings. General economic conditions, including inflation, unemployment and money supply fluctuations, also may affect our profitability adversely. Weak economic conditions and ongoing strains in the financial and housing markets have resulted in higher levels of loan delinquencies, problem assets and foreclosures and a decline in the values of the collateral securing our loans.

A further deterioration in economic conditions in the market areas we serve could result in the following consequences, any of which could have a material adverse effect on our business, financial condition and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for our loans may further decline in value; and

•	the amount of our low-cost or non-interest-bearing deposits may decrease.

We cannot accurately predict the effect of the weakness in the national economy on our future operating results or the market price of our voting common stock.

The national economy in general and the financial services sector in particular are currently facing challenges of a scope unprecedented in recent history. We cannot accurately predict the severity or duration of the current economic downturn, which has adversely impacted the markets we serve. Any further deterioration in national or local economic conditions would have an adverse effect, which could be material, on our business, financial condition, results of operations and prospects, and could also cause the market price of our voting common stock to decline. While it is impossible to predict how long these conditions may exist, the current economic downturn could present substantial risks for some time for the banking industry and for us.

Our allowance for loan losses may prove to be insufficient to absorb probable losses in our loan portfolio.

Lending money is a substantial part of our business. Every loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

•	the credit history of a particular borrower;

•	changes in economic and industry conditions; and

•	the duration of the loan.

    We maintain an allowance for loan losses which we believe is appropriate to provide for potential losses in our loan portfolio. The amount of this allowance is determined by our management through a periodic review and consideration of several factors, including, but not limited to:

•	an ongoing review of the quality, size and diversity of the loan portfolio;

•	evaluation of non-performing loans;

•	historical default and loss experience;

•	historical recovery experience;

•	existing economic conditions;

•	risk characteristics of the various classifications of loans; and

•	the amount and quality of collateral, including guarantees, securing the loans.

If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and the loss and delinquency experience, and evaluate economic conditions and make significant estimates of current credit risks and future trends, all of which may undergo material changes. If our estimates are incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in the need for additions to our allowance through an increase in the provision for loan losses. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. Our allowance for loan losses was 1.24% of gross loans held for investment and 59.2% of nonperforming loans at June 30, 2011.  In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than that of management. If charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the provision for loan losses will result in a decrease in net income and may have a material adverse effect on our financial condition and results of operations.

Our business may be adversely affected by credit risk associated with residential property and declining property values.

At June 30, 2011, $566.8 million, or 83.3% of our total gross loan portfolio, was secured by single-family mortgage loans and home equity lines of credit. This type of lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values as a result of the downturn in the California housing markets has reduced the value of the real estate collateral securing these types of loans and increased the risk that we would incur losses if borrowers default on their loans.  At June 30, 2011, approximately $96.0 million of our single-family mortgage loans and home equity lines of credit had a loan-to-value ratio greater than 100% based on recent appraisals of the underlying properties.  Residential loans with high combined loan-to-value ratios generally will be more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their homes, the borrowers may be unable to repay their loans in full from the sale proceeds. As a result, these loans may experience higher rates of delinquencies, defaults and losses, which will in turn adversely affect our financial condition and results of operations.

Our loan portfolio possesses increased risk due to our level of adjustable rate loans.

A substantial majority of our real estate secured loans held are adjustable-rate loans.  Any rise in prevailing market interest rates may result in increased payments for borrowers who have adjustable rate mortgage loans, increasing the possibility of defaults that may adversely affect our profitability.

Our non-traditional, interest-only single-family residential loans expose us to increased lending risk.

Many of the residential mortgage loans we have originated for investment consisted of non-traditional single family loans that do not conform to Fannie Mae or Freddie Mac underwriting guidelines as a result of characteristics of the borrower or property, the loan terms, loan size or exceptions from agency underwriting guidelines, including our Green account loans. The Green account is a first mortgage line of credit with an associated “clearing account” that allows all types of deposits and withdrawals to be performed, including direct deposit, check, debit card, ATM, ACH debits and credits, and internet banking and bill payment transactions.  At June 30, 2011, we had $247.0 million of total Green account loans, which represented 36.4% of our gross loan portfolio as of that date.  Green account home equity loans generally have a fifteen year draw period with interest-only payment requirements, a balloon payment requirement at the end of the draw period and a maximum 80% loan to value ratio. In addition to the Green account loans, we had other interest-only residential mortgage loans totaling $124.5 million at June 30, 2011, representing 18.3% of our gross loan portfolio as of that date, and negative amortization loans (a loan in which accrued interest exceeding the required monthly loan payment may be added to loan principal) totaling $31.6 million, representing 4.64% of our gross loan portfolio as of June 30, 2011. We ceased originating negative amortization loans in 2006.

In the case of interest-only loans, a borrower’s monthly payment is subject to change when the loan converts to fully-amortizing status.  Since the borrower’s monthly payment may increase by a substantial amount even without an increase in prevailing market interest rates, the borrower might not be able to afford the increased monthly payment.  In addition, interest-only loans have a large, balloon payment at the end of the loan term, which the borrower may be unable to pay.  Negative amortization involves a greater risk to us because credit risk exposure increases when the loan incurs negative amortization and the value of the home serving as collateral for the loan does not increase proportionally.  Negative amortization is only permitted up to 110% of the original loan to value ratio during the first five years the loan is outstanding, with payments adjusting periodically as provided in the loan documents, potentially resulting in higher payments by the borrower.  The adjustment of these loans to higher payment requirements can be a substantial factor in higher loan delinquency levels because the borrowers may not be able to make the higher payments.  Also, real estate values may decline, and credit standards may tighten in concert with the higher payment requirement, making it difficult for borrowers to sell their homes or refinance their loans to pay off their mortgage obligations. For these reasons, interest-only loans and negative amortization loans are considered to have an increased risk of delinquency, default and foreclosure than conforming loans and may result in higher levels of realized losses. Furthermore, these loans are not as readily saleable as loans that conform to agency guidelines and often can be sold only after discounting the amortized value of the loan. As of June 30, 2011, 2.8% of our interest-only loans, totaling $9.5 million, were in non-performing status.  None of our negative amortization loans were in non-performing status as of June 30, 2011.

Our income property loans, consisting of commercial and multi-family real estate loans, involve higher principal amounts than other loans and repayment of these loans may be dependent on factors outside our control or the control of our borrowers.

We originate commercial and multi-family real estate loans for individuals and businesses for various purposes, which are secured by commercial properties. These loans typically involve higher principal amounts than other types of loans, and repayment is dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions. For example, if the cash flow from the borrower’s project is reduced as a result of leases not being obtained or renewed, the borrower’s ability to repay the loan may be impaired. Commercial and multifamily real estate loans also expose us to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be sold as easily as residential real estate. In addition, many of our commercial and multifamily real estate loans are not fully amortizing and contain large balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment.

If we foreclose on a commercial and multi-family real estate loan, our holding period for the collateral typically is longer than for residential mortgage loans because there are fewer potential purchasers of the collateral. Additionally, commercial and multi-family real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, if we make any errors in judgment in the collectability of our commercial and multi-family real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.  As of June 30, 2011, our commercial and multi-family real estate loans totaled $110.4 million, or 16.2% of our total gross loan portfolio.

If our investments in real estate are not properly valued or sufficiently reserved to cover actual losses, or if we are required to increase our valuation reserves, our earnings could be reduced.

We obtain updated valuations in the form of appraisals and broker price opinions when a loan has been foreclosed upon and the property is taken in as real estate owned (“REO”), and at certain other times during the asset’s holding period. Our net book value (“NBV”) in the loan at the time of foreclosure and thereafter is compared to the updated market value (fair value) of the foreclosed property less estimated selling costs. A charge-off is recorded for any excess in the asset’s NBV over its fair value. If our valuation process is incorrect, the fair value of our investments in real estate may not be sufficient to recover our NBV in such assets, resulting in the need for additional charge-offs. Additional material charge-offs to our investments in real estate could have a material adverse effect on our financial condition and results of operations. Our bank regulator periodically reviews our REO and may require us to recognize further charge-offs. Any increase in our charge-offs, as required by such regulator, may have a material adverse effect on our financial condition and results of operations.

Other-than-temporary impairment charges in our investment securities portfolio could result in losses and adversely affect our continuing operations.

As of June 30, 2011, our securities portfolio consisted of 38 securities, seven of which were in an unrealized loss position. The unrealized losses are related to our private label mortgage-backed securities, as discussed below.  Our private label mortgage-backed securities that are in a loss position had a market value of $23.2 million with unrealized losses of approximately $320 thousand at June 30, 2011.  These non-agency private label mortgage-backed securities were investment grade at purchase and are not within the scope of Accounting Standards Codification 325.  We monitor our portfolio to ensure we have adequate credit support and as of June 30, 2011, we believed there was no other-than-temporary impairment.  We do not have the intent to sell these securities and it is likely that we will not be required to sell the securities before their anticipated recovery.  No assurance can be given in this regard, however.

We closely monitor our investment securities for changes in credit risk. The valuation of our investment securities also is influenced by external market and other factors, including implementation of SEC and Financial Accounting Standards Board guidance on fair value accounting. Accordingly, if market conditions deteriorate further and we determine our holdings of investment securities are other than temporarily impaired, our future earnings, stockholders’ equity, regulatory capital and continuing operations could be materially adversely affected.

Rising interest rates may hurt our profits.

To be profitable, we have to earn more money in interest that we receive on loans and investments than we pay to our depositors and lenders in interest. If interest rates rise, our net interest income and the value of our assets could be reduced if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest received on interest-earning assets, such as loans, other mortgage-related investments and investment securities. This is most likely to occur if short-term interest rates increase at a faster rate than long-term interest rates, which would cause net income to go down. In addition, rising interest rates may hurt our income, because they may reduce the demand for loans and the value of our securities. In a rapidly changing interest rate environment, we may not be able to manage our interest rate risk effectively, which would adversely impact our financial condition and results of operations.

We face significant operational risks.

We operate many different financial service functions and rely on the ability of our employees, third-party vendors and systems to process a significant number of transactions. Operational risk is the risk of loss from operations, including fraud by employees or outside persons, employees’ execution of incorrect or unauthorized transactions, data processing and technology errors or hacking and breaches of internal control systems.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

We may elect or be compelled to seek additional capital in the future, but that capital may not be available when it is needed.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. At some point, we may need to raise additional capital to support continued growth, both organically and through acquisitions.  If we raise additional capital, we may seek to do so through the issuance of, among other things, our common stock or preferred stock. The issuance of additional shares of common stock or convertible securities to new stockholders would be dilutive to our current stockholders.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through organic growth and acquisitions could be materially impaired and our financial condition and liquidity could be materially and adversely affected.

We depend on our key employees.

Our future prospects are and will remain highly dependent on our directors and executive officers. Our success will, to some extent, depend on the continued service of our directors and continued employment of the executive officers. The unexpected loss of the services of any of these individuals could have a detrimental effect on our business.  Although we have entered into employment agreements with members of our senior management team, no assurance can be given that these individuals will continue to be employed by us.  The loss of any of these individuals could negatively affect our ability to achieve our growth strategy and could have a material adverse affect on our results of operations and financial condition.

We currently hold a significant amount of bank-owned life insurance.

At June 30, 2011, we held $18.3 million of bank-owned life insurance or BOLI on key employees and executives, with a cash surrender value of $18.3 million. The eventual repayment of the cash surrender value is subject to the ability of the various insurance companies to pay death benefits or to return the cash surrender value to us if needed for liquidity purposes. We continually monitor the financial strength of the various companies with whom we carry these policies. However, any one of these companies could experience a decline in financial strength, which could impair its ability to pay benefits or return our cash surrender value. If we need to liquidate these policies for liquidity purposes, we would be subject to taxation on the increase in cash surrender value and penalties for early termination, both of which would adversely impact earnings.

If our investment in the Federal Home Loan Bank of San Francisco becomes impaired, our earnings and stockholders’ equity could decrease.

At June 30, 2011, we owned $7.7 million in Federal Home Loan Bank of San Francisco stock.  We are required to own this stock to be a member of and to obtain advances from our Federal Home Loan Bank. This stock is not marketable and can only be redeemed by our Federal Home Loan Bank, which currently is not redeeming any excess member stock. Our Federal Home Loan Bank’s financial condition is linked, in part, to the eleven other members of the Federal Home Loan Bank System and to accounting rules and asset quality risks that could materially lower their capital, which would cause our Federal Home Loan Bank stock to be deemed impaired, resulting in a decrease in our earnings and assets.

Our information systems may experience an interruption or breach in security; we may have fewer resources than many of our competitors to continue to invest in technological improvements.

We rely heavily on communications and information systems to conduct our business.  Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems.  While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed.  The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations. In addition, our future success will depend, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience, as well as to create additional efficiencies in our operations.  Many of our competitors have substantially greater resources to invest in technological improvements.  We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our clients.

We operate in a highly regulated environment and our operations and income may be affected adversely by changes in laws and regulations governing our operations.

We are subject to extensive regulation and supervision by the OCC and the FDIC. Such regulators govern the activities in which we may engage, primarily for the protection of depositors and the deposit insurance fund. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on a bank’s operations, reclassify assets, determine the adequacy of a bank’s allowance for loan losses and determine the level of deposit insurance premiums assessed. Any change in such regulation and oversight, whether in the form of regulatory policy, new regulations or legislation or additional deposit insurance premiums could have a material impact on our operations. Because our business is highly regulated, the laws and applicable regulations are subject to frequent change. Any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. Such changes could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. The recently enacted regulatory reform legislation described below will, among other things, change our primary regulator, create a new consumer finance protection agency and impose capital requirements on us at the holding company level. These changes could adversely impact our operations and net income.

The Dodd-Frank Act could have a material adverse effect on us.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted into law on July 21, 2010, provides for, among other things, new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies, including First PacTrust Bancorp and Pacific Trust Bank. Under the Dodd-Frank Act, effective July 21, 2011, the Bank’s primary regulator, the OTS, was eliminated and existing federal thrifts, including the Bank, became subject to regulation and supervision by the OCC, which also supervises and regulates all national banks.  In addition, on July 21, 2011, all savings and loan holding companies, including First PacTrust Bancorp, became subject to regulation and supervision by the Federal Reserve Board, which also supervises and regulates all bank holding companies.  This change in regulation of savings and loan holding companies may result in the imposition of holding company capital requirements and additional restrictions on investments and other holding company activities.  The Dodd-Frank Act also creates a new consumer financial protection bureau that will have the authority to promulgate rules intended to protect consumers in the financial products and services market. The creation of this independent bureau is likely to result in new regulatory requirements and raise the cost of regulatory compliance. In addition, new regulations mandated by the Dodd-Frank Act could require changes in regulatory capital requirements, loan loss provisioning practices and compensation practices.  Effective July 21, 2011, financial institutions may pay interest on demand deposits, which could increase our interest expense. At this time, we cannot determine the full impact of the Dodd-Frank Act on our business and operations.

Increases in deposit insurance premiums and special FDIC assessments will negatively impact our earnings.

During 2009, our FDIC insurance premiums increased significantly and we may pay higher FDIC premiums in the future.  The Dodd-Frank Act increased the minimum reserve ratio from 1.15% to 1.35%.  The FDIC has adopted a plan under which it will meet this ratio by the statutory deadline of September 30, 2020. The Dodd-Frank Act requires the FDIC to offset the effect of the increase in the minimum reserve ratio on institutions with assets less than $10.0 billion. The FDIC has not announced how it will implement this offset.  In addition to the minimum reserve ratio, the FDIC must set a designated reserve ratio.  The FDIC has set a designated reserve ratio of 2.0, which exceeds the minimum reserve ratio.

As required by the Dodd-Frank Act, the FDIC has adopted final regulations under which insurance premiums are based on an institution's total assets minus its tangible equity instead of its deposits.  While our FDIC insurance premiums initially will be reduced by these regulations, it is possible that our future insurance premiums will increase under the final regulations.

Our Company has a significant deferred tax asset and may or may not be fully realized.

The Company has a significant deferred tax asset and cannot assure that it will be fully realized. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and the tax basis of assets and liabilities computed using enacted tax rates. If we determine that we will not achieve sufficient future taxable income to realize our net deferred tax asset, we are required under generally accepted accounting principles to establish a full or partial valuation allowance. If we determine that a valuation allowance is necessary, we are required to incur a charge to operations. We regularly assess available positive and negative evidence to determine whether it is more likely than not that our net deferred tax asset will be realized. Realization of a deferred tax asset requires us to apply significant judgment and is inherently speculative because it requires estimates that cannot be made with certainty. At June 30, 2011, we had a net deferred tax asset of $8.2 million. Although realization is not assured, the Company believes that the realization of the recognized net deferred tax asset at June 30, 2011 is more likely than not based upon available tax planning strategies and expectations as to future taxable income.

Changes in accounting standards may affect our performance.

    Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time there are changes in the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we report and record our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in a retrospective adjustment to prior financial statements.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater name recognition, resources and lending limits than we do and may offer certain services or prices for services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market.

Risks Relating to the Series A Preferred Stock

An active trading market for the Series A Preferred Stock might not develop.

The Series A Preferred Stock is not currently listed on any securities exchange and we do not anticipate listing the Series A Preferred Stock on an exchange.  There can be no assurance that an active trading market for the Series A Preferred Stock will develop, or, if developed, that an active trading market will be maintained.  If an active market is not developed or sustained, the market value and liquidity of the Series A Preferred Stock may be adversely affected.

Dividends on the Series A Preferred Stock are non-cumulative.

    Dividends on the Series A Preferred Stock are non-cumulative and payable only out of lawfully available funds.  Consequently, if our Board of Directors does not authorize and declare a dividend on the Series A Preferred Stock for any dividend period, holders of the Series A Preferred Stock will not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will not be payable, regardless of whether dividends are declared for any subsequent dividend period.

Holders of the Series A Preferred Stock have limited voting rights.

Until and unless we fail to pay full dividends on the Series A Preferred Stock for six or more dividend periods, whether or not consecutive, and the aggregate liquidation preference amount of the then-outstanding shares of Series A Preferred Stock is at least $25.0 million, the holders of the Series A Preferred Stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series A Preferred Stock and except as may be required by law. If dividends on the Series A Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, and if the aggregate liquidation preference amount of the then-outstanding shares of Series A Preferred Stock is at least $25.0 million, the total number of positions on the First PacTrust Bancorp Board of Directors will automatically increase by two and the holders of the Series A Preferred Stock, acting as a single class, will have the right, but not the obligation, to elect two individuals to serve in the new director positions.  This right and the terms of such directors will end when we have paid full dividends for at least four consecutive dividend periods.  See “Description of Series A Preferred Stock—Voting Rights.”  Based on the current number of members of the First PacTrust Bancorp Board of Directors (six), directors elected by the holders of the common stock would have a controlling majority of the Board and would be able to take any action approved by them notwithstanding any objection by the directors elected by the holders of the Series A Preferred Stock.  If full dividends have not been paid on the Series A Preferred Stock for five or more dividend periods, we must invite a representative selected by the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a single class, to attend all meetings of our Board of Directors in a nonvoting observer capacity.  Any such representative would not be obligated to attend any Board meeting to which he or she is invited, and this right will end when we have paid full dividends for at least four consecutive dividend periods.

The Series A Preferred Stock might be junior in rights and preferences to our future preferred stock.

    Subject to the written consent of Treasury, if Treasury holds any shares of Series A Preferred Stock, or the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting as a single class, if Treasury does not hold any shares of the Series A Preferred Stock, as well as any other vote of stockholders required by law, we may issue preferred stock in the future, the terms of which are expressly senior to the Series A Preferred Stock. The terms of any such future preferred stock expressly senior to the Series A Preferred Stock may restrict dividend payments on the Series A Preferred Stock. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series A Preferred Stock have been paid for the relevant periods, no dividends will be paid on the Series A Preferred Stock, and no shares of the Series A Preferred Stock may be repurchased, redeemed, or otherwise acquired by us.  This could result in dividends on the Series A Preferred Stock not being paid when contemplated.  In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series A Preferred Stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

The Series A Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory restrictions may limit or prevent us from paying dividends on the Series A Preferred Stock; and the Series A Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

Shares of the Series A Preferred Stock are equity interests in First PacTrust Bancorp and do not constitute indebtedness. As such, the Series A Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on First PacTrust Bancorp with respect to assets available to satisfy claims on First PacTrust Bancorp, including in a liquidation of First PacTrust Bancorp.  Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series A Preferred Stock, as with our common stock, (1) dividends are payable only when, as and if authorized and declared by, our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, and (2) as a Maryland corporation, under Maryland law we are subject to restrictions on payments of dividends out of lawfully available funds.  See “Regulatory Considerations.”

First PacTrust Bancorp is an entity separate and distinct from its principal subsidiary, Pacific Trust Bank, and derives substantially all of its revenue in the form of dividends from that subsidiary.  Accordingly, First PacTrust Bancorp is and will be dependent upon dividends from the Bank to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on the Series A Preferred Stock.  The Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements.  In the event the Bank is unable to pay dividends to First PacTrust Bancorp, First PacTrust Bancorp may not be able to pay dividends on the Series A Preferred Stock.  See “Regulatory Considerations” in this prospectus and Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.  Also, First PacTrust Bancorp’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.  This includes claims under the liquidation account maintained for the benefit of certain eligible deposit account holders of the Bank established in connection with the Bank’s conversion from the mutual to the stock form of ownership.

In addition, the Series A Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Stock or to which the Series A Preferred Stock will be structurally subordinated.

The dividend rate on the Series A Preferred Stock will fluctuate initially.  The cost to us of the capital we received from the Series A Preferred Stock will increase significantly if the level of our “Qualified Small Business Lending” as of September 30, 2013 does not represent an increase from our “baseline” level, and this cost will further increase significantly if we have not redeemed the Series A Preferred Stock by March 1, 2016.

The per annum dividend rate on the Series A Preferred Stock can fluctuate on a quarterly basis during the first ten quarters during which the Series A Preferred Stock is outstanding, based upon changes in the amount of “Qualified Small Business Lending” or “QSBL” (as defined in “Description of Series A Preferred Stock—Dividends-Rate”) by the Bank from a “baseline” level (the average of the Bank’s quarter-end QSBL for the four quarters ended June 30, 2010, which was $36.1 million).

The dividend rate for the initial dividend period (which ends on September 30, 2011) is, and the dividend rate for the second dividend period (which will end on December 31, 2011) will be, five percent.  For the third dividend period through the tenth dividend period, the dividend rate may be adjusted to between one percent and five percent, to reflect the amount of percentage change in the Bank’s level of QSBL from the baseline level to the level as of the end of the second quarter preceding the dividend period in question.

For the eleventh dividend period to four and one half years after the issuance date (i.e., to March 1, 2016), the dividend rate will be fixed at between one percent and five percent, based upon the percentage increase in QSBL from the baseline level to the level as of the end of the ninth dividend period (i.e., as of September 30, 2013); however, if there is no increase in QSBL from the baseline level to the level as of the end of the ninth dividend period (or if QSBL has decreased during that time period), the dividend rate will be fixed at seven percent.  From and after March 1, 2016, the dividend rate will be fixed at nine percent, regardless of the level of QSBL.

So long as the dividend rate remains five percent, the annual cost of this capital to us will be $1.6 million.  An increase in the dividend rate to seven percent (if there is no increase in QSBL, or if there is a decrease in QSBL, from the baseline level to the level as of the end of the ninth dividend period) would increase the annual cost of this capital to $2.2 million, and an increase in the dividend rate to nine percent (if we have not redeemed the Series A Preferred Stock by March 1, 2016) would increase the annual cost of this capital to $2.9 million.  Depending on our financial condition at the time, any such increases in the dividend rate could have a material negative effect on our liquidity.

Anti-takeover provisions could negatively impact our stockholders.

Provisions in our charter and bylaws, the corporate law of the State of Maryland and federal regulations could delay or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise adversely affect the value of any class of our equity securities, including the Series A Preferred Stock.  These provisions include: a prohibition on voting shares of common stock beneficially owned in excess of 10% of total shares outstanding, supermajority voting requirements for certain business combinations with any person who beneficially owns 10% or more of our outstanding common stock; the election of directors to staggered terms of three years; advance notice requirements for nominations for election to our Board of Directors and for proposing matters that stockholders may act on at stockholder meetings, a requirement that only directors may fill a vacancy in our Board of Directors, supermajority voting requirements to remove any of our directors and the other provisions described under “Description of Capital Stock─Anti-Takeover Effects.”  Our charter also authorizes our Board of Directors to issue preferred stock, and preferred stock could be issued as a defensive measure in response to a takeover proposal.  For further information, see “Description of Capital Stock—Preferred Stock.”  These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock.  These provisions could also discourage proxy contests and make it more difficult for holders of our common stock to elect directors other than the candidates nominated by our Board of Directors.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be sold by the selling securityholders and we will not receive the proceeds from such sales.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENT

Our historical consolidated ratios of earnings to fixed charges and preferred stock dividend requirement for the periods indicated, both including and excluding interest on deposits, are set forth in the table below.  The ratio of earnings to fixed charges and preferred stock dividend requirement is computed by dividing (i) the sum of income from continuing operations before income taxes and fixed charges less the preferred stock dividend requirement by (ii) the sum of total fixed charges and (pre-tax) preferred stock dividend requirement. For purposes of computing these ratios, fixed charges excluding interest on deposits represents interest expense on Federal Home Loan Bank advances and other borrowed funds and the estimated interest portion of rental expense and the preferred stock dividend requirement and fixed charges including interest on deposits represents all interest expense and the estimated interest portion of rental expense and the preferred stock dividend requirement.  The only preferred stock outstanding during the periods below consisted of preferred stock that we issued to Treasury pursuant to the TARP Capital Purchase Program during the fourth quarter of 2008 and redeemed during the fourth quarter of 2010.

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirement

Excluding interest on deposits(1)	4.52x	(0.07)x	1.48x	0.37x	0.63x	1.70x	1.97x

Including interest on deposits(2)	1.96x	0.60x	1.18x	0.78x	0.91x	1.12x	1.27x
__________________
(1)
The ratios of earnings to fixed charges, excluding interest on deposits, were less than one-to-one for the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008.  Earnings were insufficient to cover fixed charges by $2.8 million, $4.4 million and $2.2 million, respectively, for those periods.

(2)
The ratios of earnings to fixed charges, including interest on deposits, were less than one-to-one for the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008.  Earnings were insufficient to cover fixed charges by $2.8 million, $4.4 million and $2.2 million, respectively, for those periods.

REGULATORY CONSIDERATIONS

Our principal subsidiary, Pacific Trust Bank, is a federally-chartered stock savings bank and is subject to regulation and supervision by the OCC and the FDIC. As the holding company for the Bank, we are a savings and loan holding company subject to regulation and supervision by the Federal Reserve Board.

Our ability to pay dividends on the Series A Preferred Stock depends primarily on dividends we receive from the Bank.  Under federal regulations, the dollar amount of capital distributions (including dividends) the Bank may make depends upon its capital position and recent net income. Generally, savings institutions, that before and after the proposed distribution remain well-capitalized, may make capital distributions during any calendar year equal to up to 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision may have its dividend authority restricted.

Under Maryland law, First PacTrust Bancorp is generally prohibited from paying a dividend or making any other distribution if, after making such distribution, it would be unable to pay its indebtedness as the indebtedness becomes due in the usual course of business, or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed if it were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

There are numerous other governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business and on our ability to pay dividends on the Series A Preferred Stock. Depository institutions, like the Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.

For a discussion of the material elements of the regulatory framework currently applicable to savings and loan holding companies and their subsidiaries, and specific information relevant to us, you should refer to our most recent Annual Report on Form 10-K and the subsequent quarterly and current reports filed by us with the SEC pursuant to the Exchange Act, which are incorporated by reference in this prospectus.  As described in these reports, the recently enacted Dodd-Frank Act will result in certain changes to the regulation of savings and loan holding companies and their subsidiaries. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds rather than for the protection of security holders.

DESCRIPTION OF SERIES A PREFERRED STOCK

This section summarizes specific terms and provisions of the Series A Preferred Stock.  The description of the Series A Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series A Preferred Stock, as are stated in the articles supplementary to our charter, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on August 30, 2011, which report is incorporated by reference into this prospectus.  See “Incorporation of Certain Documents by Reference.”

General

The Series A Preferred Stock constitutes a single series of our preferred stock, consisting of 32,000 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share.  The Series A Preferred Stock has no maturity date.  We issued the shares of Series A Preferred Stock to Treasury on August 30, 2011 in connection with the SBLF program for a purchase price of $32.0 million.

Dividends

General. Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a non-cumulative basis, on the $1,000 per share liquidation preference amount.   Dividends are payable on January 1, April 1, July 1 and October 1 of each year, beginning October 1, 2011.

Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date.  Each period from and including a dividend payment date (or from and including the date of the issuance of the Series A Preferred Stock, in the case of the initial dividend period) to but excluding the following dividend payment date is referred to as a “dividend period.”  Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.  If a scheduled dividend payment date falls on a day that is not a business day, the dividend payment will be postponed to the next day that is a business day and no additional dividends will accrue as a result of that postponement.  The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

Rate. The per annum dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first ten quarters during which the Series A Preferred Stock is outstanding, based upon changes in the amount of “Qualified Small Business Lending” or “QSBL” (as defined below) by the Bank from the “Baseline” (as defined below).  The dividend rate for the initial dividend period (which ends on September 30, 2011) is, and the dividend rate for the second dividend period (which will end on December 31, 2011) will be, 5%.  For the third dividend period through the tenth dividend period after the issuance date, the dividend rate may be adjusted to between one percent (1%) and five percent (5%), to reflect the change in the Bank’s level of QSBL from the Baseline to the level as of the end of the second dividend period preceding the dividend period in question.  For the eleventh dividend period after the issuance date to four and one half years after the issuance date, the dividend rate will be fixed at between one percent (1%) and five percent (5%), based upon the increase in QSBL from the Baseline to the level as of the end of the ninth dividend period (i.e., as of September 30, 2013), or will be fixed at seven percent (7%) if there is no increase (or if there is a decrease) in QSBL from the Baseline to the level as of the end of the ninth dividend period.  From and after four and one-half years from the issuance date, the dividend rate will be fixed at nine percent (9%), regardless of the amount of QSBL.

Any reduction in the dividend rate to below five percent prior to the four and one-half year anniversary of the issuance date will not apply to the portion of the aggregate liquidation amount of the then-outstanding shares of Series A Preferred Stock that is greater than the amount of the increase in QSBL from the Baseline.  Dividends on any portion of the aggregate liquidation amount of the then-outstanding shares of Series A Preferred Stock that is in excess of the amount of the increase in the amount of QSBL from the Baseline will be payable at five percent per annum until the four and one-half year anniversary of the issuance date, resulting in a blended dividend rate that will apply to each outstanding share of Series A Preferred Stock.  As noted above, from and after the four and one-half year anniversary of the issuance date, the dividend rate applicable to each outstanding share of Series A Preferred Stock will be nine percent, regardless of the amount of QSBL.

“Qualified Small Business Lending” or “QSBL” is defined as the sum of all lending by the Bank of the following types:

(i) commercial and industrial loans;

(ii) owner-occupied, nonfarm, nonresidential real estate loans;

(iii) loans to finance agricultural production and other loans to farmers; and

(iv) loans secured by farmland;

and, within these loan categories, excluding (A) any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million or that is made to a borrower that had (or whose ultimate parent company had)  more than $50 million in revenues during the most recent fiscal year ended as of the date of origination; (B) to the extent not included in (A) or (C), the portion of any loans guaranteed by the U.S. Small Business Administration, any other U.S. Government agency, or a U.S. Government-sponsored enterprise; and (C) to the extent not included in (A) or (B), the portion of any loans held by the Bank for which the risk is assumed by a third party (e.g., the portion of loans that have been participated),

while, further, adding to the amount determined above the cumulative amount of net charge-offs with respect to QSBL as measured since June 30, 2010.

The “Baseline” is defined as the average of the Bank’s quarter-end QSBL for the four quarters ended June 30, 2010.  The Bank’s “Baseline” is $36,082,000.

Non-Cumulative.  Dividends on the Series A Preferred Stock will be non-cumulative.  If for any reason our Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, then the holders of the Series A Preferred Stock will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period.  We must, however, within five calendar days, deliver to the holders of the Series A Preferred Stock a written notice executed by our Chief Executive Officer and Chief Financial Officer stating our Board of Directors’ rationale for not declaring dividends.  Our failure to pay a dividend on the Series A Preferred Stock also will restrict our ability to pay dividends on and repurchase other classes and series of our stock.  See”—Restrictions on Dividends and Repurchases.”

When dividends have not been declared and paid in full on the Series A Preferred Stock for an aggregate of four or more dividend periods, and during that time we were not subject to a regulatory determination that prohibits the declaration and payment of dividends, we must, within five calendar days of each missed payment, deliver to the holders of the Series A Preferred Stock a certificate executed by at least a majority of the members of our Board of Directors stating that the Board used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligations.  In addition, our failure to pay dividends on the Series A Preferred Stock for five or more dividend periods will give the holders of the Series A Preferred Stock the right to appoint a non-voting observer on our Board of Directors, and our failure to pay dividends on the Series A Preferred Stock for six or more dividend periods will give the holders of the Series A Preferred Stock the right to elect two directors.  See “—Voting Rights.”

No Sinking Fund.  There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Restrictions on Dividends and Repurchases

Restrictions on Dividends.  So long as the Series A Preferred Stock remains outstanding, we may declare and pay dividends on our common stock, any other shares of Junior Stock (as defined below) or Parity Stock (as defined below) only if after giving effect to the dividend, our Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold (as defined below) and full dividends on all outstanding shares of Series A Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid.

If a dividend is not declared and paid in full on the Series A Preferred Stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on our common stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock; provided, however, that in any such dividend period in which a dividend is declared and paid on the Series A Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material covenant breach.

The “Tier 1 Dividend Threshold” means 90% of (A) $159,588,000 (the Company’s consolidated Tier 1 capital as of June 30, 2011) plus (B) $32,000,000 (the aggregate liquidation amount of the Series A Preferred Stock issued) minus (C) the net amount of loans charged off by the Bank since August 30, 2011.  The Tier 1 Dividend Threshold is subject to reduction, beginning on the first day of the eleventh dividend period following the date of issuance of the Series A Preferred Stock, by $3,200,000 (ten percent of the aggregate liquidation amount of the Series A Preferred Stock initially issued, without regard to any subsequent partial redemptions) for each one percent increase in QSBL from the Baseline level to the ninth dividend period.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of First PacTrust Bancorp.  We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of First PacTrust Bancorp, in each case without regard to whether dividends accrue cumulatively or non-cumulatively.  We currently have no outstanding class or series of stock constituting Parity Stock.

Restrictions on Repurchases. So long as the Series A Preferred Stock remains outstanding, we may repurchase or redeem shares of Capital Stock (as defined below) only if (i) after giving effect to such repurchase or redemption, our Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of Series A Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for payment has been set aside for the benefit of the holders of the Series A Preferred Stock as of the applicable record date).

If a dividend is not declared and paid on the Series A Preferred Stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, neither we nor any of our subsidiaries may redeem, purchase or acquire any shares of our common stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of ours or of any of our subsidiaries, or any trust preferred securities issued by us or by any of our affiliates (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the Series A Preferred Stock and (ii) repurchases of common stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount may not exceed the Share Dilution Amount, (iii) the acquisition by us or by any of our subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case solely to the extent required pursuant to binding agreements entered into prior to August 30, 2011 or any subsequent agreement for the accelerated exercise, settlement or exchange of these types of securities for our common stock, (v) redemptions of securities held by us or by any of our wholly owned subsidiaries or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any of our subsidiaries required pursuant to binding agreements entered into prior to August 30, 2011.

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis, and as measured from December 31, 2010) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of First PacTrust Bancorp, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets of First PacTrust Bancorp or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock.  To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of First PacTrust Bancorp with another entity nor a sale, lease or exchange of all or substantially all of First PacTrust Bancorp’s assets will constitute a liquidation, dissolution or winding up of the affairs of First PacTrust Bancorp.

Redemption and Repurchases

Subject to the approval of the Federal Reserve Board, the Series A Preferred Stock is redeemable at our option in whole or in part at any time and from time to time.  In addition, if there is a change in the law that modifies the terms of Treasury’s investment in the Series A Preferred Stock or the terms of Treasury’s SBLF program in a materially adverse respect for us, we may, after consultation with the Federal Reserve Board, redeem all of the shares of Series A Preferred Stock.  The per share redemption price will be equal to the sum of the liquidation preference amount per share of $1,000 plus the per share amount of any unpaid dividends for the then current dividend period to, but excluding, the date of redemption (regardless of whether any dividends are actually declared for that dividend period).

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption.  The notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.  In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our Board of Directors or a committee of the Board determines to be fair and equitable, provided that shares representing at least 25% of the aggregate liquidation amount of the Series A Preferred Stock are redeemed.

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.

No Conversion Rights

Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent from time to time required by law.

If dividends on the Series A Preferred Stock have not been declared and paid in full within five business days after each dividend payment date for an aggregate of five or more dividend periods, whether or not consecutive, we must invite a representative selected by the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a single class, to attend all meetings of our Board of Directors in a nonvoting observer capacity and give such representative copies of all notices, minutes, consents, and other materials that we provide to our directors in connection with such meetings. The holders of the Series A Preferred Stock are not obligated to select such a representative, and such a representative, if selected, is not obligated to attend any meeting to which he or she is invited.  This right of the holders of the Series A Preferred Stock will terminate when full dividends have been timely paid for at least four consecutive dividend periods, subject to re-vesting in the event we again fail to declare and pay dividends in full on the Series A Preferred Stock for five or more dividend periods.

If dividends on the Series A Preferred Stock have not been declared and paid in full within five business days after each dividend payment date for an aggregate of six or more dividend periods, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of Series A Stock is at least $25,000,000, the authorized number of directors of First PacTrust Bancorp will automatically be increased by two and the holders of the Series A Preferred Stock, voting as a single class, will have the right, but not the obligation, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at the next annual meeting of stockholders of First PacTrust Bancorp (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than 30 days later, the President of First PacTrust Bancorp must promptly call a special meeting for that purpose) and at each subsequent annual meeting of stockholders until full dividends have been timely paid on the Series A Preferred Stock for at least four consecutive dividend periods, at which time this right will terminate, subject to re-vesting in the event we again fail to declare and pay dividends in full on the Series A Preferred Stock for six or more dividend periods.  It will be a qualification for election of any Preferred Director that the election of such individual will not cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors.  Upon any termination of the right of the holders of Series A Preferred Stock to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the term of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors previously elected.  Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Preferred Stock, voting separately as a class.  If the office of any Preferred Director becomes vacant for any reason other than removal from office, the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a single class, may choose a successor to serve for the remainder of the unexpired term of the vacant directorship.

In addition to any other vote or consent required by law or by our charter, the written consent of (x) Treasury, if Treasury holds any shares of Designated Preferred Stock, or (y) the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a single class, if Treasury does not hold any shares of Series A Preferred Stock, is required in order to do the following:

•
amend our charter or the articles supplementary for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of First PacTrust Bancorp; or

•
amend our charter or the articles supplementary for the Series A Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock;

•
consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of First PacTrust Bancorp with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which First PacTrust Bancorp is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the Series A Preferred Stock immediately prior to consummation of the transaction, taken as a whole;

•
sell all, substantially all or any material portion of, the assets of First PacTrust Bancorp, if the Series A Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; or

•	consummate a Holding Company Transaction (as defined below), unless as a result of the Holding Company Transaction each share of Series A Preferred Stock will be converted into or exchanged for one share with an equal liquidation preference of preference securities of First PacTrust Bancorp or the acquiror (the “Holding Company Preferred Stock”).  Any such Holding Company Preferred Stock must entitle its holders to dividends from the date of issuance of such stock on terms that are equivalent to the terms of the Series A Preferred Stock, and must have such other rights, preferences, privileges and voting powers, and limitations and restrictions that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the Series A Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon the liquidation, dissolution or winding up of First PacTrust Bancorp, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

A “Holding Company Transaction” means the occurrence of (a) any transaction that results in a person or group (i) becoming the direct or indirect ultimate beneficial owner of common equity of First PacTrust Bancorp representing more than 50% of the voting power of the outstanding shares of our common stock or (ii) being otherwise required to consolidate First PacTrust Bancorp for GAAP purposes, or (b) any consolidation or merger of First PacTrust Bancorp or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of our consolidated assets to any person other than one of our subsidiaries; provided that, in the case of either clause (a) or (b), First PacTrust Bancorp or the acquiror is or becomes a bank holding company or savings and loan holding company.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of the Series A Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been deposited by us in trust for the redemption.

DESCRIPTION OF DEPOSITARY SHARES

Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued.  The Shares of Series A Preferred Stock would be held by a depositary (expected to be a bank or trust company) reasonably acceptable to Treasury.  If we enter into such a depositary arrangement, the selling securityholders would be offering depositary shares, each representing a fraction of a share of Series A Preferred Stock, instead of actual whole shares of Series A Preferred Stock.  The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus.   See “Incorporation of Certain Documents By Reference.”

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $.01 per share; and

•	50,000,000 shares of preferred stock, par value $.01 per share.

   Our charter authorizes our Board of Directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares.  Our charter provides by its terms that it may be amended by action of our Board of Directors without a stockholder vote to change the number of shares of authorized capital stock.  As of September 23, 2011, there were 11,596,270 shares of common stock issued and outstanding, 10,552,205 of which were shares of common stock with full voting rights (the “Voting Common Stock”) and 1,044,065 of which were shares of Class B Non-Voting Common Stock, which have no voting rights except as required by law (the “Non-Voting Common Stock,” and together with the Voting Common Stock, the “common stock”).  As of that date there were 32,000 shares of preferred stock issued and outstanding, all of which consisted of our Series A Preferred Stock.

Common Stock

General.  Except as described below under “—Anti-takeover Effects –Voting Limitation,” each holder of Voting Common Stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There are no cumulative voting rights.  Holders of Non-Voting Common Stock are not entitled to vote except as required by law.  The terms of the Non-Voting Common Stock are otherwise identical to the terms of the Voting Common Stock.  Of the 200,000,000 shares of common stock currently authorized under our charter, our Board of Directors has classified and designated 3,136,156 shares as Non-Voting Common Stock.

Subject to preferences to which holders of the Series A Preferred Stock and any shares of preferred stock then outstanding may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Series A Preferred Stock and any other series of our preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights under our charter or Maryland law except as we may agree to provide to them.  There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Series A Preferred Stock and the shares of any series of preferred stock that we may designate in the future.

Restrictions on Dividends and Repurchases. The terms of the Series A Preferred Stock place certain restrictions on our ability to pay dividends on and repurchase common stock.  See “Description of Series A Preferred Stock—Restrictions on Dividends and Repurchases.”

Preferred Stock

Our charter permits our Board of Directors to authorize the issuance of up to 50,000,000 shares of preferred stock, par value $0.01, in one or more series, without stockholder action. The Board of Directors can fix the designation, powers, preferences and rights of each series.  Therefore, without approval of the holders of our common stock or the Series A Preferred Stock (except as may be required under the terms of the Series A Preferred Stock (see “Description of Series A Preferred Stock—Voting Rights”) or by the rules of the NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), our Board of Directors may authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our common stock and the Series A Preferred Stock and may assist management in impeding any unfriendly takeover or attempted change in control.  See “—Anti-Takeover Effects – Authorized Shares.”

For a description of the terms of the Series A Preferred Stock, see “Description of Series A Preferred Stock.”

Anti-takeover Effects

The provisions of our charter and bylaws summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult

Authorized Shares.  Our charter currently authorizes the issuance of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock.  Our charter authorizes our Board of Directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares.  We are authorized under our charter to issue additional shares of capital stock, up to the amount authorized, generally without stockholder approval.  In addition, our charter provides by its terms that it may be amended by our Board of Directors, without a stockholder vote, to change the number of shares of capital stock authorized.  The unissued shares of stock the Board is authorized to issue, and the power of the Board to increase the number of authorized shares without a stockholder vote, provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions and other transactions. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duties, to deter future attempts to gain control of us. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred or other stock, including voting rights, conversion rates, and liquidation preferences (except to the extent the holders of the Series A Preferred Stock are entitled to vote on the matter; see “Description of Series A Preferred Stock—Voting Rights”).   As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to the incumbent management and directors in order to attempt to block a tender offer, merger or other unsolicited transaction by which a third party seeks control of us.

Voting Limitation.   Our charter generally prohibits any stockholder that beneficially owns more than 10% of the outstanding shares of our common stock from voting shares in excess of this limit. This provision would limit the voting power of a beneficial owner of more than 10% of our outstanding shares of common stock in a proxy contest or on other matters on which such person is entitled to vote.

The Maryland General Corporation Law contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which we have done pursuant to our charter. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of our common stock. Though not anticipated, we could seek stockholder approval of an amendment to our charter to eliminate the opt-out provision; such an amendment would require a supermajority vote. See “—Amendment of Charter and Bylaws.”

Board of Directors.  Except with respect to any directors who may be elected by any class or series of preferred stock, our Board of Directors is divided into three classes, each of which contains one-third of the members of the Board.  The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year.  The classification of directors, together with the provisions in our charter described below that limit the ability of stockholders to remove directors and that permit only the remaining directors to fill any vacancies on the Board of Directors, have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. As a result, at least two annual meetings of stockholders will be required for the stockholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of stockholders believe that such a change would be desirable.  Our charter provides that stockholders may not cumulate their votes in the election of directors.

Our bylaws provide that we will have the number of directors fixed from time to time by our Board of Directors by a vote of a majority of the Board.  First PacTrust Bancorp currently has six directors.  Our charter and bylaws also provide that, subject to the rights of the holders of any series of preferred stock then outstanding, vacancies in the Board of Directors may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred.  Our charter provides that, subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the combined voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The foregoing description of our Board of Directors does not apply with respect to directors that may be elected by the holders of the Series A Preferred Stock in the event we do not pay dividends on the Series A Preferred Stock for six or more dividend periods.  See “Description of Series A Preferred Stock—Voting Rights.”

Special Meetings of Stockholders.  Our bylaws provide that subject to the rights of the holders of any class or series of preferred stock, special meetings of stockholders may be called by our President or by our Board of Directors by vote of a majority of the whole Board (meaning the total number of directors we would have if there were no vacancies). Our bylaws also provide that a special meeting of stockholders shall be called on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Action by Stockholders Without A Meeting.  Our bylaws provide that no action may be taken by stockholders without a meeting without the written consent of every stockholder entitled to vote on the matter.

Business Combinations With Certain Persons.  Our charter provides that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of First PacTrust Bancorp require, in addition to any vote required by law, the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater than 10% stockholder of First PacTrust Bancorp or who is an affiliate of First PacTrust Bancorp and at any time within the past two years was a greater than 10% stockholder of First PacTrust Bancorp.

The Maryland General Corporation Law contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (i) the transaction has been recommended by the board of directors and (ii) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. We have opted-out of the Maryland business combination statute through a provision in our charter

Amendment of Charter and Bylaws.   Our charter generally may be amended upon approval by the Board of Directors and the holders of a majority of the outstanding shares of our Voting Common Stock. The amendment of certain provisions of our charter, however, requires the vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. These include provisions relating to: voting limitations on greater than 10% stockholders; the opt-out of the Maryland control share acquisition statute (see “—Voting Limitation” above); the number, classification, election and removal of directors; certain business combinations with greater than 10% stockholders; indemnification of directors and officers; and amendments to the charter and bylaws.

Our bylaws may be amended either by the Board of Directors, by a vote of a majority of the whole Board, or by our stockholders, by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Advance Notice Provisions.  Our bylaws provide that we must receive written notice of any stockholder proposal for business at an annual meeting of stockholders, or any stockholder director nomination for an annual meeting of stockholders, not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If, however, the date of the current year annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal or nomination must be received by us no earlier than the 120th day prior to the annual meeting or later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public announcement of the meeting date is first made.

SELLING SECURITYHOLDERS

The selling securityholders may include (i) Treasury, which acquired all of the shares of Series A Preferred Stock from us on August 30, 2011 in a private placement exempt from the registration requirements of the Securities Act of 1933, and (ii) any other person or persons holding shares of Series A Preferred Stock or depositary shares evidencing fractional interests in shares of Series A Preferred Stock to whom Treasury has transferred its registration rights under the terms of the securities purchase agreement between us and Treasury.  Treasury is required to notify us in writing of any such transfer of its registration rights within ten days after the transfer, including the name and address of the transferee and the number and type of securities with respect to which the registration rights have been assigned.  As of the date of this prospectus, Treasury has not notified us of any such transfer.  Accordingly, we believe that Treasury currently holds record and beneficial ownership of 100% of the outstanding shares of the Series A Preferred Stock.

The securities to be offered under this prospectus for the account of the selling securityholders are 32,000 shares of Series A Preferred Stock, representing 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus, or, in the event Treasury requests that we deposit the shares of Series A Preferred Stock with a depositary in accordance with the securities purchase agreement between us and Treasury, depositary shares evidencing fractional share interests in such shares of Series A Preferred Stock.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because, to our knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

The only potential selling securityholder whose identity we are currently aware of is Treasury.  Other than with respect to Treasury’s acquisition of the Series A Preferred Stock from us pursuant to the SBLF program and our prior participation in Treasury’s TARP Capital Purchase Program, Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

In connection with sales of securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholders may also sell securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling securityholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge securities to broker-dealers that in turn may sell such shares. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the identification of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other facts material to the transaction.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

If a selling securityholder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Pursuant to the securities purchase agreement between us and Treasury, we will pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the securities purchase agreement between us and Treasury, or the selling securityholders will be entitled to contribution.   We have agreed under the securities purchase agreement between us and Treasury to cause such of our directors and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of securities covered by this prospectus.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system.  No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Silver, Freedman & Taff, L.L.P, Washington, D.C.

EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of First PacTrust Bancorp, Inc. for the year ended December 31, 2010 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

32,000 Shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A,
Liquidation Preference $1,000 per Share
(or Depositary Shares Evidencing Fractional Interests in Such Shares)

_______________________________

PROSPECTUS
___________________________

                     , 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the registration statement of which this prospectus is a part.  First PacTrust Bancorp, Inc. (the “Company”) will bear all of these expenses.

Registration fee under the Securities Act	$3,716
Legal fees and expenses*	$50,000
Accounting fees and expenses*	$15,000
Printing and other miscellaneous fees and expenses*	$10,000
Total	$78,716

*Estimated solely for the purpose of this Item.  Actual expenses may be more or less.

Item 15. Indemnification of Officers and Directors

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages except:  (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent a final judgment or adjudication against the director or officer is based on a determination that the director’s or officer’s act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer.  The Company’s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or with active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his conduct was unlawful.  The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation.  The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received.  A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.  Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company’s charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.  Additionally, the Company has entered into indemnification agreements with the following officers and directors of the Company: Alvin L. Majors, Gregory A. Mitchell, Chad T. Brownstein, Timothy R. Chrisman, Jeffrey T. Seabold and Steven Sugarman (each an “Indemnitee”).  Among other things, the indemnification agreements generally require the Company to indemnify and hold an Indemnitee harmless to the maximum extent permitted by the Maryland General Corporation Law for liabilities arising out of the Indemnitee’s service to the Company or another entity for which the Indemnitee is or was serving at the request of the Company.  The indemnification agreements further provide that, subject to the terms set forth therein, the Company will indemnify the applicable director and/or officer for any and all expenses that he or she becomes legally obligated to pay because of any claims made against or by the director and/or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, and whether formal or informal (including an action by or in the right of the Company), to which he or she is, was or at any time becomes a party or a participant, including as a witness or otherwise, or is threatened to be made a party or participant, by reason of the fact that he or she is, was or at any time becomes a director, officer, employee or other agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including a subsidiary of the Company. The indemnification agreements also require the Company to advance expenses prior to the final adjudication of any such proceeding and provide for certain presumptions and procedures applicable to a determination of a director and/or officer’s right to receive indemnification and advancement of expenses. The Company is also obligated to contribute to certain amounts incurred by the director and/or officer if the indemnification provided for under the indemnification agreements is not available for any reason.

Under a directors’ and officers’ liability insurance policy, directors and officers of the Company are insured against certain liabilities.

Item 16. Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit Number	Description of Document

3.1	Charter of the Company(1)

3.2	Articles Supplementary to the Charter of the Company containing the terms of the Company’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A(2)

3.3	Articles of Amendment to the Charter of the Company(3)

3.4	Articles Supplementary to the Charter of the Company containing the terms of the Company’s Class B Non-Voting Common Stock(4)

3.5	Articles of Amendment to Articles Supplementary to the Charter of the Company containing the terms of the Company’s Class B Non-Voting Common Stock(5)

3.6	Bylaws of the Registrant(6)

4.1	Form of certificate evidencing the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A(2)

5.1	Opinion of Silver, Freedman & Taff, L.L.P.

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirement

23.1	Consent of Crowe Horwath LLP

23.2	Consent of Silver, Freedman & Taff, L.L.P. (contained in its opinion filed as Exhibit 5.1)

24.1	Power of attorney (contained in the signature page of the registration statement)
________________
(1)	Attached as exhibit to the Registrant’s Registration Statement on Form S-1 filed on March 28, 2002 and incorporated herein by reference.

________________
(2)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on August 30, 2011 and incorporated herein by reference.
(3)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on March 4, 2011 and incorporated herein by reference.
(4)	Attached as an exhibit to the Current Report on Form 8-K/A filed by the Registrant on November 16, 2010 and incorporated herein by reference.
(5)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on May 12, 2011 and incorporated herein by reference.
(6)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on February 28, 2011 and incorporated herein by reference

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chula Vista, State of California, on the 28th day of September, 2011.

FIRST PACTRUST BANCORP, INC.

By:	/s/ Gregory A. Mitchell
Gregory A. Mitchell
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

Each person whose signature appears below appoints Gregory A. Mitchell and Marangal Domingo or either of them, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gregory A. Mitchell	/s/ Marangal Domingo
Gregory A. Mitchell	Marangal Domingo
President and Chief Executive Officer and Director	Executive Vice President and Chief Financial Officer
(Principal Executive Officer)	(Principal Financial Officer)

Date: September 28, 2011	Date: September 28, 2011

/s/ Regan J. Lauer	Chad T. Brownstein
Regan J. Lauer	Chad T. Brownstein
Senior Vice President and Controller	Director
(Principal Accounting Officer)
Date: September 28, 2011
Date: September 28, 2011

/s/ Timothy R. Chrisman	Alvin L. Majors
Timothy R. Chrisman	Alvin L. Majors
Director	Director

Date: September 28, 2011	Date: September 28, 2011

/s/ Jeffrey T. Seabold	Steven Sugarman
Jeffrey T. Seabold	Steven Sugarman
Director	Director

Date: September 28, 2011	Date: September 28, 2011

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Charter of the Company(1)

3.2	Articles Supplementary to the Charter of the Company containing the terms of the Company’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A(2)

3.3	Articles of Amendment to the Charter of the Company(3)

3.4	Articles Supplementary to the Charter of the Company containing the terms of the Company’s Class B Non-Voting Common Stock(4)

3.5	Articles of Amendment to Articles Supplementary to the Charter of the Company containing the terms of the Company’s Class B Non-Voting Common Stock(5)

3.6	Bylaws of the Registrant(6)

4.1	Form of certificate evidencing the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A(2)

5.1	Opinion of Silver, Freedman & Taff, L.L.P.

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirement

23.1	Consent of Crowe Horwath LLP

23.2	Consent of Silver, Freedman & Taff, L.L.P. (contained in its opinion filed as Exhibit 5.1)

24.1	Power of attorney (contained in the signature page of the registration statement)
________________
(1)	Attached as exhibit to the Registrant’s Registration Statement on Form S-1 filed on March 28, 2002 and incorporated herein by reference.
(2)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on August 30, 2011 and incorporated herein by reference.
(3)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on March 4, 2011 and incorporated herein by reference.
(4)	Attached as an exhibit to the Current Report on Form 8-K/A filed by the Registrant on November 16, 2010 and incorporated herein by reference.
(5)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on May 12, 2011 and incorporated herein by reference.
(6)	Attached as an exhibit to the Current Report on Form 8-K filed by the Registrant on February 28, 2011 and incorporated herein by reference